Exhibit 10.2

As of October 14, 2016

Re:  Staffing 360 Solutions, Inc.

Reference is made to that certain 8% Senior Secured Convertible Debenture (the “Debenture”) due April 1, 2017 with an original issue date of July 8, 2015 made by Staffing 360 Solutions, Inc. (“Staffing”) in favor of Hillair Capital Investments L.P. or its registered assigns (collectively, “Hillair”) in the original principal amount of $3,920,000.  Any terms not otherwise defined in this letter agreement (this “Agreement”) shall have the meanings set forth under the Debenture.  This Agreement, amends and restates in its entirety that certain letter agreement, dated October 3, 2016.

Notwithstanding anything to the contrary set forth in the Debenture, Hillair and Staffing hereby agree that:

(1)

effective as of October 3, 2016, Hillair shall convert an aggregate amount of $980,000.00 of indebtedness under the Debenture (the “Conversion Amount”), currently due October 3, 2016, into 890,910 shares of Common Stock of Staffing (the “Conversion Shares”), and

(2)

upon receipt of the Conversion Shares as set forth hereunder, the aggregate principal amount of the Debenture, and the next Periodic Redemption Amount, shall be reduced by the Conversion Amount (as set forth on the books and records of Staffing).

The parties agree that the total cumulative amount of shares issued to Hillair may not exceed the requirements of Nasdaq Listing Rule 5635(d).  Staffing represents and warrants that the conversion of the indebtedness under the Debenture into Conversion Shares pursuant to this Agreement is exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

In addition, the parties also agree that to the extent that Hillair’s conversion would result in Hillair exceeding the Beneficial Ownership Limitation of the Debentures (as set forth in Section 4(d) of the Debenture), then Hillair shall not be entitled to receive the Conversion Shares to such extent (or beneficially own of such shares of Common Stock as a result of such conversion to such extent) and such excess Conversion Shares shall be held in abeyance for Hillair until such time, if ever, as its right thereto would not result in Hillair exceeding the Beneficial Ownership Limitation.

Delivery of the Conversion Shares shall be otherwise governed by Section 4 of the Debenture, including the timing of delivery and compensation and/or rescission rights for failure to deliver or delivery on a timely basis.  Except as otherwise provided herein, this agreement shall not modify or amend in any way the terms of the Debenture.

Section 9(d) (Governing Law) of the Debenture is hereby incorporated herein by this reference.

HILLAIR CAPITAL INVESTMENTS L.P. /s/ Sean M. McAvoy By: Sean M. McAvoy Title: Managing Member Hillair Capital Advisors LLC	STAFFING 360 SOLUTIONS, INC. /s/ Brendan Flood By: Brendan Flood Title: Executive Chairman